Exhibit 99.1
NEWS BULLETIN	RE:	OrthoLogic Corp.
1275 W. Washington St
Tempe, AZ 85281
(602) 286-5520
FROM:		www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	714-734-5000
602-286-5500

ORTHOLOGIC ANNOUNCES COMPLETION OF SALE OF BONE GROWTH
STIMULATION DEVICE BUSINESS TO DJ ORTHOPEDICS

Tempe, Ariz., Wednesday, November 26, 2003-OrthoLogic Corp. (Nasdaq: OLGC) today announced that it has completed the previously announced sale of its bone growth stimulation device business to dj Orthopedics, Inc. (NYSE: DJO) for $93 million in cash plus the assumption of approximately $1.4 million of liabilities.

The transaction was approved at a Special Meeting of Stockholders of OrthoLogic Corp. held earlier today. OrthoLogic emerges from the transaction as a pure-play drug development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform.

The Chrysalin® Product Platform includes investigational new drug products currently in FDA human clinical trials for acceleration of fracture repair (Phase 3) and spinal fusion (Combined Phase 1/2) as well as a third potential product in late-stage pre-clinical development for articular cartilage defect repair.

With the completion of the sale, OrthoLogic has approximately $120 million in cash and cash equivalents which will be used to continue funding the research and development of the Chrysalin® Product Platform. In addition, the company intends to evaluate other potentially complementary technologies.

“We believe that the Chrysalin® Product Platform has tremendous potential in the exciting new world of orthobiologics,” said Thomas R. Trotter, OrthoLogic’s president and chief executive officer. “We will focus our efforts on accelerating the potential commercialization of a series of Chrysalin-based products for the worldwide orthopedic market.”

About OrthoLogic Corp.

OrthoLogic is an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising our Chrysalin® Product Platform. Our vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “potential products,” “expect,” “believe,” “intend,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of performance and are inherently subject to risks and uncertainties, some of which cannot be predicted or anticipated.

Many factors could cause actual results to differ from those expressed in the forward-looking statements, including delays in commencing or completing the clinical trials due to lack of available patients or funding; unexpected and unfavorable results from the clinical trials; inability to obtain ultimate approval for marketing of Chrysalin regardless of the results of the clinical trials due to changes in the regulatory environment; and advances in our competitors’ products. For additional risks associated with the company, please see the “Risk Factors” in the company’s Annual Report on Form 10-K, its definitive proxy statement for the special stockholders meeting held November 26, 2003 and its regular periodic reports filed with the Securities and Exchange Commission.

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